INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees:
Rainier Investment Management Mutual Funds:


We consent to the incorporation by reference in the Post-Effective Amendment No. 15 to the Registration Statement (No. 33-73792) on Form N-1A and in Amendment No. 18 to the Registration Statement (No. 811-8270) on Form N-1A of our report dated May 3, 2002, related to the March 31, 2002 financial statements of the Rainier Investment Management Mutual Funds (comprised of Small/Mid Cap Equity. Core Equity, Growth Equity, Balance, and Intermediate Fixed Income Portfolios) and to the reference to our firm under the headings "Financial Highlights" in the Prospectus and "General Information" in the Statement of Additional Information.


/s/ KPMG LLP
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Seattle, Washington
June 25, 2002